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                                                                   EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Robotic Vision Systems, Inc. on Form S-3 of our report dated December 9, 1997 on the supplemental financial statements of Robotic Vision Systems, Inc. as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997, appearing in the Prospectus, which is part of the Registration Statement.

We also consent to the incorporation by reference in this Registration Statement of Robotic Vision Systems, Inc. on Form S-3 of our report dated December 9, 1997 appearing in the Annual Report on Form 10-K of Robotic Vision Systems, Inc. for the year ended September 30, 1997.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/S/ DELOITTE & TOUCHE LLP

Jericho, New York
January 15, 1998